Exhibit 99.1

ROBERT HANSON NAMED AS CEO OF
AMERICAN EAGLE
OUTFITTERS

--Hanson Was Levi's Global Brand President With 23 Years of Retail Experience--

Pittsburgh, November 15, 2011 - American Eagle Outfitters, Inc. (NYSE:AEO) announced today that its board of directors has named Robert Hanson as the Company's next Chief Executive Officer and a member of the Board of Directors, effective January 30, 2012. Mr. Hanson succeeds retiring CEO Jim O'Donnell, who has led the company since 2002.

Jay Schottenstein, Chairman, AEO Inc. commented, "After an extensive search, we believe Robert is the ideal person to build on AEO's strengths, maximize our portfolio of brands across North America and propel our brands into new markets across the world. He brings extensive experience in the apparel industry and global brand positioning. In Robert, we have an individual who possesses a unique blend of merchandising, innovative marketing and strong operational skills, with a proven ability to inspire and lead creative apparel and retailing teams."

Mr. Schottenstein continued, "I would also like to thank Jim O'Donnell for his many significant contributions to our Company. He led AEO through periods of industry-leading performance and expansive growth. Jim leaves the company in excellent financial condition, with multiple brands, a premium store fleet and top-ranking online business. His dedication and leadership over the past decade positions AEO for a strong and highly successful future."

"I am truly thrilled with the opportunity to lead AEO through the next phase of growth and leverage its extensive assets," said Mr. Hanson. "AEO's brands are highly relevant to today's consumers, with incredible future potential. I look forward to starting on January 30, 2012 and working with the talented team of associates to continue to build on the very strong foundation that is already in place."

"I could not be happier with Robert's appointment. His management skills are well known and respected throughout our industry, and I know that our associates will find in him a leader of uncommon wisdom and vision. I am personally committed to working with him to ensure a seamless transition," said Mr. O'Donnell.

About Robert Hanson:

Robert Hanson, 48, joins AEO from Levi's, where he most recently served as Global President of the Levi's Brand, leading a $3.5 billion business across retail, eCommerce and wholesale channels in the Americas, Europe and Asia.  During his 23 year tenure with Levi's, Mr. Hanson held a variety of important leadership roles across multiple brands where he led cross-functional teams including merchandising, product development, multi-channel operations, marketing and creative teams, in addition to a full support staff.  He was a member of the company's Worldwide Leadership Team, responsible for the strategic, financial and brand performance globally.  Mr. Hanson's most recent roles included: President, Levi Strauss Americas/North America (2006-2010); President, Levi's Brand U.S. (2001-2006); and President/Vice-President, Levi's Europe/Africa/Middle East  (1998-2001).

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 937 stores in the U.S. and Canada and online at www.ae.com.  aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 158 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers "kid cool," durable clothing and accessories for kids ages zero to 14.  AE.COM®, the online home of the brands of AEO, Inc. ships to 77 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding future results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contacts:

American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300